EXHIBIT 99.1
NEWS RELEASE
UROPLASTY, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND
QUARTER OF FISCAL 2007 AND SIX MONTHS ENDED SEPTEMBER 30, 2006
— Second Quarter Sales Growth of 13 percent —
MINNEAPOLIS, MN, November 9, 2006 — Uroplasty, Inc. (AMEX: UPI) today reported sales of $1.8 million for the second quarter of fiscal 2007 ended September 30, 2006, up 13%, or $206,000, from $1.6 million for the same quarter in the prior year. For the six months ended September 30, 2006, sales of $3.5 million increased $324,000, or 10%, from $3.2 million for the same period in the prior year. Net loss for the second quarter was $2.2 million, or $0.28 per diluted share, compared to a net loss for the same quarter in the prior year of $0.7 million, or $0.11 per diluted share. Net loss for the six months ended September 30, 2006 was $3.4 million, or $0.46 per diluted share, compared to a net loss for the same period in the prior year of $2.2 million, or $0.33 per diluted share.
David B. Kaysen, Uroplasty’s President and CEO said, “We are beginning to see positive results from our now almost fully-staffed U.S. field sales organization consisting of five employed regional sales managers and a fully-trained group of 67 independent sales representatives. Sales to customers in the U.S. more than doubled to 14% of total revenue in the second quarter of fiscal 2007, up from 6% of total revenue in the first quarter of 2007.” Kaysen added, “I am encouraged with the sequential growth in revenue in the U.S. We introduced in the U.S. in late September the second generation model of our Urgent® PC neurostimulation device for treatment of overactive bladder symptoms and expect to see continued sequential growth in the U.S. We are already seeing positive results from this product in our markets outside of the U.S.”
Kaysen continued, “We recently announced receiving from the U.S. Food and Drug Administration pre-market approval for our Macroplastique® Implants for the treatment of stress urinary incontinence. We have a long history of success with this product in Europe and expect to begin marketing it in the U.S. in early 2007. We also announced that we retained Craig-Hallum Capital Group LLC to act as our selling agent in connection with a public offering of up to $12 million of our common stock.”

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	March 31, 2006
	(unaudited)
Assets
Total current assets	4,655,586	4,798,841
Property, plant, and equipment, net	1,425,102	1,079,438
Intangible assets, net	358,491	411,604
Deferred tax assets	159,743	111,361

Total assets	$6,598,922	$6,401,244

Liabilities and Shareholders’ Equity
Total current liabilities	2,714,458	2,131,788
Long-term debt — less current maturities	450,000	389,241
Deferred rent — less current portion	231,082	—
Accrued pension liability	641,598	473,165

Total liabilities	4,037,138	2,994,194

Total shareholders’ equity	2,561,784	3,407,050

Total liabilities and shareholders’ equity	$6,598,922	$6,401,244

UROPLASTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$1,760,771	$1,554,955	$3,524,980	$3,200,608
Cost of goods sold	452,857	462,317	1,008,372	883,145

Gross profit	1,307,914	1,092,638	2,516,608	2,317,463

Operating expenses	2,789,395	2,580,281	5,581,045	4,565,476

Operating loss	(1,481,481)	(1,487,643)	(3,064,437)	(2,248,013)

Other income (expense)
Interest income	18,308	27,616	37,815	54,996
Interest expense	(10,483)	(4,515)	(16,465)	(9,324)
Warrant benefit (expense)	(700,412)	701,718	(372,680)	15,423
Other	2,337	(7,206)	33,549	(8,405)

	(690,250)	717,613	(317,781)	52,690

Loss before income taxes	(2,171,731)	(770,030)	(3,382,218)	(2,195,323)

Income tax expense (benefit)	(12,841)	(34,314)	17,911	2,706

Net loss	$(2,158,890)	$(735,716)	$(3,400,129)	$(2,198,029)

Basic and diluted loss per common share	$(0.28)	$(0.11)	$(0.46)	$(0.33)

Weighted average common shares outstanding:
Basic and diluted	7,784,118	6,853,783	7,376,900	6,603,887

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Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative, proprietary products for the treatment of voiding dysfunctions. Uroplasty’s minimally invasive products treat urinary incontinence and overactive bladder symptoms. We believe that our company is uniquely positioned because we offer a broad and diverse set of products to address the various preferences of doctors and patients, as well as the quality of life issues presented by voiding dysfunctions.
Uroplasty currently offers three medical devices for the treatment of incontinence and overactive bladder symptoms. Uroplasty’s products include:
•	Macroplastique®, a minimally invasive, implantable soft tissue bulking agent for the treatment of stress urinary incontinence. When Macroplastique is injected into tissue around the urethra, it stabilizes and “bulks” tissues close to the urethra, thereby providing the surrounding muscles with increased capability to control the release of urine.

•	I-Stop™, a minimally invasive biocompatible, polypropylene, tension-free sling for the treatment of female urinary incontinence. The I-Stop sling can correct stress urinary incontinence by providing tension-free hammock-type support for the urethra to prevent its downward movement and the associated leakage of urine.

•	The Urgent® PC neuromodulation system, a minimally invasive device designed for office-based treatment of overactive bladder symptoms of urge incontinence, urinary urgency and urinary frequency. This product uses percutaneous tibial nerve stimulation to deliver an electrical pulse that travels to the sacral nerve plexus, a control center for bladder function.
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions, which indicate future events and trends, identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, our historical reliance on a single product for most of our current sales; our ability to commercialize our recently licensed product lines; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of clinical trials; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price. We cannot assure that we can profitably market Macroplastique in the U.S. or will successfully raise funds in our proposed public offering.
FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Kaysen.
UROPLASTY, INC.
David B. Kaysen, President / CEO
5420 Feltl Road
Minnetonka, Minnesota 55343
Tel: 952.426.6140 Fax: 952.426.6199
E-mail: dave.kaysen@uroplasty.com